Exhibit 5.3

WARNER NORCROSS & JUDD LLP

111 Lyon Street NW

Grand Rapids, Michigan 49503

August 15, 2014

Perrigo Company plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

Re:	Registration Statement of Perrigo Company plc

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-4 filed by Perrigo Company plc, a public limited company incorporated under the laws of Ireland (the “Company”), with the Securities and Exchange Commission (“SEC”) on August 15, 2014, in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange by the Company of $500,000,000 of its outstanding 1.30% Senior Notes due 2016, $600,000,000 of its outstanding 2.30% Senior Notes due 2018, $800,000,000 of its outstanding 4.00% Senior Notes due 2023 and $400,000,000 of its outstanding 5.30% Senior Notes due 2043, which were issued on November 8, 2013, for a like aggregate amount of the Company’s registered 1.30% Senior Notes due 2016, 2.30% Senior Notes due 2018, 4.00% Senior Notes due 2023 and 5.30% Senior Notes due 2043, which are referred to in this letter as the “Exchange Notes.”

The Exchange Notes will be issued pursuant to an Indenture, dated as of November 8, 2013, among the Company, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the “Indenture”), as supplemented by a First Supplemental Indenture, dated as of December 18, 2013 (the “First Supplemental Indenture”) and a Second Supplemental Indenture dated February 14, 2013. The Exchange Notes will be guaranteed by, among others, the guarantors listed on Schedule A to this letter (each individually, an “MI Guarantor,” and collectively, the “MI Guarantors”).

In providing the opinions below, we have examined the Indenture and the First Supplemental Indenture. We have also reviewed and are relying on one or more certificates signed by the Secretary or another officer of each MI Guarantor certifying to, among other things, matters relating to the articles of incorporation, bylaws, resolutions adopted by the board of directors, the identity and incumbency of certain officers, and certain other matters with respect to each MI Guarantor (each an “Officer’s Certificate”). We have also reviewed and are relying on certain certificates issued by the Michigan Department of Licensing and Regulatory Affairs (the “Department”) on a recent date with respect to each MI Guarantor (the “Certificates”). The Indenture, the First Supplemental Indenture, the Officer’s Certificate, and the Certificates are collectively referred to in this letter as the “Documents.”

In our examination, we have assumed (a) the genuineness of all signatures, (b) the legal capacity of natural persons, (c) the authenticity of all documents submitted to us as originals, and (d) the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of those documents. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations, warranties and statements contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the MI Guarantors and others, and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

We have further assumed that (i) each party to the Documents (other than the MI Guarantors) (x) is validly existing and in good standing in its jurisdiction of organization and (y) had or has the power and authority to enter into and perform its obligations under the Documents; (ii) each of the Documents (x) has been duly authorized, executed and delivered by each party thereto (other than the MI Guarantors) and (y) is a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms; (iii) the Documents do not violate any law, rule or regulation of any relevant jurisdiction; (iv) the authorization, execution and delivery of the Documents does not and will not (a) violate the charter, by-laws or any other organizational document of any parties thereto (other than the MI Guarantors), (b) violate applicable provisions of any statute or regulation of any relevant jurisdiction applicable to any such parties, (c) violate any existing obligation of such parties under any court or administrative order, judgment or decree, or (d) violate any agreement to which any of such parties is a party; and (v) all of the parties to the Documents will comply with the Documents and with all laws applicable thereto.

Based on the above, and subject to the limitations, assumptions, and qualifications in this opinion letter, it is our opinion that:

1. Each of the MI Guarantors is validly existing as a corporation in good standing under the laws of the State of Michigan.

2. Each of the MI Guarantors has, and had as of the date of execution and delivery of the First Supplemental Indenture, the corporate power and corporate authority to execute and deliver the First Supplemental Indenture and to perform its obligations thereunder, including the guarantee of the Exchange Notes pursuant to the Indenture.

The opinions expressed above are subject to the following assumptions, limitations and qualifications:

A. We do not express an opinion as to statutes, laws, rules, or regulations other than the laws, statutes, rules, and regulations of the State of Michigan (excluding municipal or other local ordinances, codes and regulations). In addition, our opinions are limited to statutes, laws, rules, and regulations that in our experience would generally be recognized as applying both to (1) business entities doing business in Michigan, without regard to the activities in which they are engaged, and (2) transactions of the types provided for in the Documents. For example, we do not express an opinion as to laws or regulations that require a business entity to obtain a license or meet other requirements in order to engage in certain activities. We give no opinions as to federal or state securities laws or regarding the enforceability of any Document. To the extent that any Document is governed by the laws of any jurisdiction other than Michigan, we are rendering this opinion as if the document provides for and is governed by the internal laws of the State of Michigan.

B. We have assumed that the factual statements made in each Officer’s Certificate and the statements made in the Certificates from the Department are true and correct as of the date of this opinion letter.

Our opinions are matters of professional judgment and are not a guaranty of results. We furnish this opinion solely and exclusively for your benefit in connection with the transactions provided for in the Documents and it may not be relied upon by another person or for any other purpose. The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are intended to be implied or may be inferred beyond those expressly stated above.

We consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued under it. In addition, this opinion may be relied upon by Fried, Frank, Harris, Shriver & Jacobson LLP, as if it were addressed to them.

Very truly yours,

WARNER NORCROSS & JUDD LLP

By	/s/ Bruce C. Young
Bruce C. Young, a Partner

Schedule A

MI Guarantors

Perrigo Company	Michigan

L. Perrigo Company	Michigan

Sergeant’s Pet Care Products, Inc.	Michigan

Perrigo Company of South Carolina, Inc.	Michigan

Perrigo International, Inc.	Michigan

Perrigo Pharmaceuticals Company	Michigan

Perrigo Sourcing Solutions, Inc.	Michigan

Perrigo Sales Corporation	Michigan

Perrigo Research and Development Company	Michigan

P2C, Inc.	Michigan